Exhibit 4.1

NOVOGEN LIMITED
16-20 Edgeworth David Ave
Hornsby NSW 2077
Australia
ACN 063 259 754

STRICTLY PRIVATE & CONFIDENTIAL

URGENT
FAX ACCEPTANCE REQUIRED BY
December 17, 2014 (New York, USA)

Bid Ref:

PLACEMENT CONFIRMATION LETTER

Proposed Placement of up to 46 million ordinary shares at AUD$0.125 per share to raise up to AUD$5.75 million, together with options to purchase up to 46 million shares with an exercise price of AUD$0.15 to the undersigned or nominee.

1.	Introduction

Novogen Limited [ACN 063 259 754] (“the Company”), is pleased to invite you take a placement of new ordinary shares in the Company (“the Shares”) and options (“the Options”) (collectively “the Placement Securities”) at an issue price of AUD$0.125 per Share to raise up to AUD$5,750,000 before costs of the issue (“the Placement”).

2.	Offer

You are hereby offered to participate in the Placement, subject to the terms set out below in this letter. Please complete and return Part One of the attached Combined Placement Acceptance & Confirmation of Registration Advice by December 17, 2014, indicating the number of Shares and Options you agree to purchase under this Placement.

Your payment in respect of the Placement Securities is to be made in clear funds to the account specified in number paragraph 15 of this letter and must be received by the Company on or about December 22, 2014 (the “Payment Date”).

To facilitate settlement of your allotment of Placement Securities please also complete and return Part Two (Registration Details) of the Combined Placement Acceptance & Confirmation of Registration Advice to the Company at your earliest convenience and in any event by no later than December 19, 2014. If nominating one or more associated entity(ies) to be the recipient of the Placement Securities, please complete Part Two of the Combined Placement Acceptance & Confirmation of Registration Advice accordingly.

The Placement Securities shall be delivered to you by no later than 1 business day following the Payment Date.

3.	Use of Proceeds

The purpose of the capital raising is to fund further and ongoing research programs and to fund working capital requirements of the Company, after payment of the costs of the issue.

H.C. Wainwright & Co., LLC shall be the exclusive placement agents in the transaction and receive compensation for such services from the proceeds of the capital raise.

4.	Further Conditions of Placement, Option Allotment and Resets

(a)	For a period of 90 days following the date of this letter the Company shall not undertake any other new issue(s) of ordinary shares or options to purchase ordinary shares to a third party(ies). An issue of shares on the exercise of options existing at the date of this letter shall not constitute a new issue.

Each Option will have an exercise price of AUD$0.15 and an expiry date five (5) years after the closing of the Placement and entitle the holder upon payment of the exercise price to one ordinary share in the capital of the Company. The Options will not be listed unless the Company at its discretion applies to ASX and the requirements of ASX for an additional class of securities are able to be satisfied.

The placement of the Options is subject to the prior approval of the shareholders of the Company under ASX Listing Rule 7.1. The Company will convene a general meeting (EGM) within 60 days of the date of this letter at which a resolution will be put to the shareholders of the Company to approve the proposed placement of the Options under ASX Listing Rule 7.1.

If the resolution to place the Options is not passed at the EGM, the Company will not use up any available headroom (headroom being the ability to issue securities without shareholder approval) to issue securities in the Company other than Options until all the Options are placed as agreed.

The Company will not be in breach of this agreement or obligation in any way if the resolution in the EGM is not passed.

(b)	Upon the issue of the Shares the Company shall take such steps as are required to procure expeditiously:

(i) Prior to January 31, 2015, the Company agrees to file a registration statement (“Registration Statement”) under the U.S. Securities Act of 1933, as amended (“Securities Act”) of American Depository Receipts (“ADRs”) covering the Shares and ordinary shares issuable upon exercise of the Options and use commercially reasonable efforts to cause such registration statement to be declared effective on or before March 17, 2015 (or, in the event of a “full review” by the Securities and Exchange Commission, April 16, 2015). Such registration to be maintained for the greater of six months or such time as the ADRs may be sold without limitation pursuant to Rule 144 under the Securities Act. In the event that the Registration Statement is (A) not filed on or before January 31, 2015, (B) not declared effective on or prior to March 17, 2015 (or, in the event of a “full review” by the Securities and Exchange Commission, April 16, 2015) or (C) after March 17, 2015 (or, in the event of a “full review” by the Securities and Exchange Commission, April 16, 2015), the Registration Statement ceases for any reason to remain continuously effective as to all the Placement Shares (as defined below) (A, B and C collectively, an “Event”), then after the occurrence and pendency of an Event until the Event is cured, the Company shall pay to you an amount in cash equal to 1.5% per month (applied ratably for partial months) of the amount paid for you hereunder for any Placement Shares then held by you; provided that such liquidated damages shall cease to accrue in the event that Rule 144 under the Securities Act is available to you for the resale of the Placement Shares without volume or manner restrictions.

(ii) Following the registration of the ADRs under the Securities Act, Shares may be converted to ADRs and the undersigned shall reimburse the Company for the reasonable costs of such conversion.

(c)	The Company agrees and covenants that, prior to the approval of the shareholder of the Company of the placement of the Options, any and all ordinary shares that are available for issuance by the Company shall be first allocated and reserved by the Company for issuance of shares upon exercise of the Options.

5.	Rights Attaching to the Placement Securities

The Shares and the shares issuable upon exercise of the Options (the “Placement Shares”) will rank pari passu in all respects with the existing shares of the Company from the date of allotment.

The Company will apply to ASX Limited (“ASX”) for official quotation of the Placement Shares on ASX and will use best efforts to maintain listing of the ADRs on the Nasdaq Capital Market.

Please note that ASX Market Participants (as defined in the ASX Market Rules) cannot deal in the Placement Shares either as principal or agent until official quotation of those Placement Shares is granted.

6.	Offer Personal

The offer of Placement Securities to you on the terms and conditions set out in this letter and the agreement arising from your acceptance of the offer (“this Agreement”) is personal to you and (other than by nominating an associated entity to be the recipient of the Placement Securities in Part Two of the Acknowledgement in Combined Placement Acceptance & Confirmation of Registration Advice) you may not prior to settlement of the Placement assign, transfer, or in any other manner, deal with the Placement Securities, or your rights or obligations under this Agreement without the prior written agreement of the Company.

7.	Acceptance Binding

You agree to be bound by the agreement arising from your acceptance of this offer evidenced by the execution of Part One of the Acknowledgement in Combined Placement Acceptance & Confirmation of Registration Advice notwithstanding any changes to the anticipated timetable.

8.	Restricted Trading of Placement Securities in the United States

The Placement Securities and the Ordinary Shares issuable upon exercise of the Options (collectively, the “Securities”), have not been registered under the Securities Act or the securities laws of any state. The sale to you of the Securities is being made in reliance on the exemption from such registration provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder, and exemptions under applicable state laws.

You agree that you are acquiring the Securities for your own account and not with a view to the resale, distribution or other disposition thereof in violation of the registration requirements of U.S. federal or state securities laws.

The Securities are “restricted securities” under Rule 144(a) (3) under the Securities Act. If you decide to offer, sell, pledge or otherwise transfer all or any part of the Securities, they may be offered, sold, pledged or otherwise transferred only:

(a)	to the Company;

(b)	outside the United States in accordance with Rule 904 of Regulation S under the Securities Act (“Regulation S”) and in compliance with applicable local laws and regulations;

(c)	in accordance with Rule 144A under the Securities Act;

(d)	pursuant to a registration statement under the Securities Act;

(e)	pursuant to another exemption from registration under the Securities Act; and

(f)	in each case, in compliance with any applicable state securities laws of the United States, after, in the case of proposed transfers under clause (e), you have furnished to the Company an opinion of counsel of recognized standing or other evidence reasonably satisfactory to the Company to the effect that the proposed transfer may be made without registration under the Securities Act and any applicable state securities laws.

9.	Representations, Warranties, Undertakings and Agreements

By accepting the offer of Securities, you represent, warrant, undertake and agree for the benefit of the Company and its affiliates that:

(a)	If you are in Australia, you are one of the following:

(i)	a “Sophisticated Investor” within the meaning of section 708(8) of the Corporations Act; or

(ii)	a “Professional Investor” within the meaning of section 708(11) of the Corporations Act; or

(iii)	an entity which is otherwise exempt from the requirement for the Company to give you a disclosure document (prospectus) under Chapter 6D of the Corporations Act 2001 (Commonwealth);

(b)	If you are in the United States, you are a person to whom an invitation or offer to subscribe for the Placement Securities in the manner contemplated by this Agreement is permitted by the laws of the jurisdiction in which you are situated or from where you submitted a bid to subscribe for Placement Securities and you are a person to whom the Placement Securities can lawfully be issued under all applicable laws, without the need for any registration, lodgement, filing or approval and you are an “accredited investor,” as defined in Regulation D under the Securities Act that has at least $5 million of assets and was not formed for the specific purpose of acquiring the Placement Securities.

(c)	You are aware that publicly available information about securities in the Company can be obtained from the Australian Securities and Investments Commission and ASX (including the Company’s web site www.asx.com.au), and that certain publicly available information about securities of the Company can be obtained free of charge from the web site at: www.novogen.com.

(d)	You have had access to all information that you believe is necessary or appropriate in connection with your acquisition of the Placement Securities. You acknowledge and agree that you will not hold the Company or any of its affiliates responsible for any misstatements in, or omissions from, any information concerning securities of the Company or the Company other than publicly available information published by the Company.

(e)	You have made and relied upon your own assessment of securities of the Company and have conducted your own investigations with respect to the Placement Securities including, without limitation, the particular tax consequences of acquiring, owning or disposing of the Placement Securities in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

(f)	You have not relied on any investigation that the Company or affiliates or any persons acting on its behalf may have conducted with respect to the Placement Securities. None of such persons has made any representation to you, express or implied, with respect to the Placement Securities.

(g)	You acknowledge that this Agreement does not constitute a securities recommendation and that the Company has not had regard to your particular objectives, financial situation and needs.

(h)	You acknowledge that an investment in the Placement Securities involves a degree of risk.

(i)	You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of a purchase of the Placement Securities.

(j)	You have the financial ability to bear the economic risk of the investment in the Placement Securities.

(k)	[RESERVED]

(l)	[RESERVED]

(m)	[RESERVED]

(n)	You are not a Related Party (as defined in section 228 and 601LA of the Corporations Act or treated by ASX as such for the purposes of ASX Listing Rule 10.11) of the Company.

(o)	You agree to accept any Placement Securities issued to you on the terms set out in this letter and subject to the constitution of the Company.

(p)	You will not deposit any Placement Securities into any unrestricted depositary receipt facility maintained by a depositary bank (i) until 40 days after the completion of the Placement if you are purchasing Placement Securities outside the United States in compliance with Regulation S or (ii) if you are in the United States, until such time as such Placement Securities are no longer “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

(q)	[RESERVED]

(r)	You acknowledge that the Company and its affiliates are entitled to, and will, rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements.

The Company represents, warrants and covenants as follows:

(1)	On or before 9:30 p.m (New York City time) on December 16, 2014, the Company shall issue the press release in the form attached hereto in both the United States and Australia. The Company shall promptly thereafter file the press release and this letter agreement in a Form 6-K with the Securities and Exchange Commission. After issuance of such press release, the Company warrants that you will not be in possession of any material non-public information respecting the Company.

(2)	The Company will inform you immediately after the Registration Statement has been filed, after it has become effective, and if for any reason the Registration Statement has ceased to be effective. If the Registration Statement ceases to be effective, the Company shall use best efforts to ensure that the Registration Statement again becomes effective as soon as possible.

(3)	The Placement Shares will be in a class of securities listed on the ASX. Upon issuing the Placement Shares, the Company will immediately make application to ASX for official quotation of the Placement Shares and will lodge with ASX such other documents as are required for the Shares to be freely tradeable on ASX without restriction within 2 business days of being issued.

(4)	It is understood and acknowledged by the Company that you have not been asked to agree to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Shares or Options for any specified term. The Company further understands and acknowledges that you may engage in hedging and/or trading activities at various times during the period that the Shares or Options are outstanding , to the extent such trading and hedging activities are in compliance with all applicable securities, and such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities, assuming such trading and hedging activities are in compliance with all applicable securities laws, do not constitute a breach of this Agreement or any of the documents executed in connection herewith.

(5)	(a)	The Company has filed with, or furnished to, the SEC, on a timely basis, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2013 (collectively, the “Company SEC Documents”). The Company SEC Documents, as of their respective dates (or if amended prior to the date of this Agreement, as of the date of such amendment):

(i)	do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(ii)	comply in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (“Exchange Act”) and the Securities Act of 1933 (“Securities Act”), as the case may be, and the applicable rules and regulations of the SEC thereunder.

(b)	As of their respective dates (or if amended prior to the date of this Agreement, as of the date of such amendment), the financial statements of the Company included in the Company SEC Documents, including any related notes thereto:

(i)	comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto;

(ii)	have been prepared in accordance with International Financial Reporting Standards applied on a consistent basis during the periods involved (except as may be set forth in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount); and

(iii)	fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods indicated.

(6)	Organization; Qualification. The Company is a corporation duly organized, validly existing and, in jurisdictions where such concept is recognized, in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited liability company power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted and as currently proposed by management to be conducted.

(7)	Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform and consummate this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(8)	Consents and Approvals.

(a)	The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the actions contemplated herein do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any foreign, domestic, state or local governmental body, self-regulatory organization, court, agency, commission, official or regulatory or other authority other than

(i)	the regulatory filings referred to herein; and

(ii)	compliance with the rules and regulations of NASDAQ.

(b)	The execution, delivery and performance by the Company of this Agreement will not

(i)	conflict with or result in any breach of any provision of the Company Charter; or

(ii)	result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration or the creation or acceleration of any right or obligation under, or result in the creation of any encumbrance upon, any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, credit agreement, lease, license, permit, concession, contract, agreement or other instrument, understanding or obligation, whether written or oral, to which the Company is a party or by which any of its properties or assets may be bound; or

(iii)	violate any judgment, order, writ, preliminary or permanent injunction or decree or any Australian law applicable to the Company, or any of its properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches, defaults, terminations, amendments, cancellations or accelerations that would not have a material adverse effect.

(9)	Absence of Certain Changes or Events. Since its most recent annual report, the business of the Company has been conducted in all material respects in the ordinary course, consistent with past practice and there has been no material adverse change in the financial condition, business, or operations of the Company, except as disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. Without limiting the foregoing, since its most recent annual report, there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its subsidiaries which materially affects the use thereof, and the Company has not defaulted on any material agreement to which it is bound.

(10)	Litigation. Except as disclosed in the company’s public filings, as of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending before any court, regulatory agency or authority, or governmental agency (each, a “Governmental Authority”) or arbitrator or, to the knowledge of the Company, threatened by or against the Company that seeks to enjoin any activities of the Company. The Company is not subject to

(a)	any outstanding order, writ, judgment, decree or injunction of, or settlement with, any Governmental Authority; or

(b)	engaged in any suit, claim, action or proceeding to recover monies due to it or for damages or losses sustained by it that, if the Company failed to collect such monies due it, would have a material adverse effect.

(11)	Compliance with Applicable Law. The Company holds all permits, licenses, authorizations, certificates, variances, exemptions, orders and approvals of all governmental authorities necessary for the lawful conduct of its business as presently conducted and to its assets and properties except for failures to hold any such permits that would not be material to the Company.

(12)	Taxes. Except as disclosed in its publicly filed documents, the Company has filed, or has caused to be filed on its behalf, all material Australian and other foreign returns, estimates, declarations, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority, and such Returns are true and correct in all material respects. The Company and each of its subsidiaries have paid all material taxes shown on such Returns that are due.

(13)	Insurance. The Company maintains all policies of insurance that are required by applicable law and contracts relating to the Company. The insurance policies have been issued by insurers which, to the knowledge of the Company:

(a)	are reputable and financially sound;

(b)	provide coverage for the operations conducted by the Company of a scope and coverage which believed to be adequate; and

(c)	are in full force and effect.

(14)	Intellectual Property.

(a)	To the Company’s knowledge, none of the intellectual property rights owned by the Company and disclosed in the Company’s most recent Annual Report on Form 20-F, the use by the Company of any of such intellectual property rights, or the conduct of the business of the Company infringes, constitutes the misappropriation of or violates any valid intellectual property rights of any other person or, to the extent that any such claims of infringement, misappropriation or violation are made or asserted against the Company, the Company has valid and reasonable counterclaims thereto of infringement of a material patent(s) that the Company has the valid right to assert or enforce.

(b)	Except as disclosed in the Company’s most recent Annual Report on Form 20-F, the Company is the sole and exclusive owner of, or has valid and continuing rights (pursuant to written intellectual property licenses) to use and otherwise exploit, the Company’s intellectual property rights.

10.	Governing Law and Jurisdiction

The Agreement between the Company and you arising out of your acceptance of the terms of this offer shall be governed by the laws of New York, USA. Both parties agree that all disputes arising hereunder shall be submitted to courts sitting in the County of New York, New York, USA.

11.	Entire Agreement

Subject to this paragraph, upon acceptance of the offer by you the terms contained in this letter including, without limitation the Combined Placement Acceptance & Confirmation of Registration Advice, constitute the entire Agreement between the Company and you as to the Placement to the exclusion of all prior representations, understandings and agreements between the Company and you. Any variation of the terms of this Agreement must be in writing signed by the Company and you. However, the foregoing does not affect the enforceability of your commitment not to withdraw or amend your acceptance of the offer of Placement Securities and to be bound to subscribe for Placement Securities allocated to you.

12.	Notices

Any notice to be given relating to the offer of Placement Securities or your acceptance of the Placement may be sent by facsimile or .pdf data file to the facsimile number or e-mail of the party to whom the notice is sent and will be deemed to have been given upon the successful transmission to that facsimile number or e-mail address.

13.	Placement Acceptance Advice

In order to confirm you participation in the Placement, you agree to execute and deliver a fully completed Combined Placement Acceptance & Confirmation of Registration Advice (in the form attached) which incorporates by reference the representations, warranties, undertakings and agreements set out in this Placement Confirmation Letter. You must execute the Acknowledgement in such a Combined Placement Acceptance & Confirmation of Registration Advice in respect of your Placement Securities Allocation and complete the details requested in it (including in relation to stock lending transactions). The executed Acknowledgement in your Combined Placement Acceptance & Confirmation of Registration Advice is taken to be an application to subscribe (if relevant on behalf of your settlement nominee) for the Allocated Placement Securities.

To confirm your irrevocable acceptance of the terms of the Placement, please sign and return a copy of the Combined Placement Acceptance & Confirmation of Registration Advice to the Company to be received by the facsimile number or at the e-mail address shown in the form.

14.	Confirmation of Registration Advice

In order to facilitate the registration of the Allocated Placement Securities, and as a condition of the issue of the Allocated Placement Securities, you agree to complete and return the Part Two of the Combined Placement Acceptance & Confirmation of Registration Advice.

15.	Settlement

You will be required to make the full payment for your allocation of the Placement Securities by 17.00 (New York, USA time) on or about December 22, 2014 to:

Bank	Westpac

SWIFT	WPACAU2S

Account Number:	576674

Account Name:	Novogen Ltd

BSB:	032-285

Any questions relating to settlement should be directed to Graham Kelly by telephone on +61 2 9476 0344 or by fax on +61 2 9476 0388.

Yours faithfully,
Novogen Limited

By:	/s/ Graham Kelly
Dr. Graham Kelly
Chairman and Chief Executive Officer
December 16, 2014

COMBINED

PLACEMENT ACCEPTANCE & CONFIRMATION OF REGISTRATION ADVICE

This form must be completed, signed and dated, and should be returned as soon as possible, either by facsimile (Fax No: +61 2 9476 0388) or to a placement agent to the Placement:

To:	Novogen Limited
[insert address]

Attn:

Dear Sirs,

PART ONE

1.	Placement of up to 46 million million shares in Novogen Limited at AUD$0.125 each together with options to purchase up to 46 million shares (“the Placement Securities”).

We refer to the Placement Confirmation Letter from Novogen Limited (“the Company”) dated December 16, 2014 (“the Placement Letter”) regarding the placement by the Company of up to 46 million ordinary shares and options to purchase up to 46 million shares pursuant to options.

We are pleased to confirm our irrevocable agreement to subscribe for the following on the terms and conditions set out in the Placement Letter:

Placement Securities	No.	Total Amount
Ordinary shares (at AUD$0.125 per share)		AUD$

Options (each to acquire one share), having an exercise price of AUD$0.15 and an expiry date five (5) years from date of issue			Nil (free attaching)

2.	Acknowledgement

The undersigned hereby confirms (for the benefit of the Company, its directors, officers, employees, advisors and affiliates) the various representations, warranties and agreements contained in the Placement Letter, including those set forth in paragraph 9 of the Placement Letter.

Investor Details

Investor:
(full name and ABN)	(Print)

Settlement Contact Name:
(Print)

Telephone:		Facsimile:
(include country and area codes)

Authorised Signatory

Signature:	Date:

Name:	Title:

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PLACEMENT ACCEPTANCE & CONFIRMATION OF REGISTRATION ADVICE

(page two)

PART TWO

1.	Registration Details

Subject to terms and conditions of the Placement Confirmation Letter, the Investor named in Part One of this Placement Acceptance Advice directs the Company to register the Allocated Placement Securities as follows:

(Please complete the following information for settlement using more copies of this form for separate fund & payments).

Australian agent details

Agent Name:

Agent Bic Code:

Agent Chess account:

Account name of beneficiary:

Account Number of Beneficiary:

Bic code of Beneficiary:

Client contact for Payments	Phone
(include country & area codes)
Fax

Client contact for Shares Settlement	Phone
(include country & area codes)
Fax

Settlement Contact Details (please provide details of your settlement person’s name and contact numbers):

Contact Name:
(Print)

Email:
(Print)

Telephone:		Facsimile:
(include country & area codes)

All settlement enquiries are to be directed to Graham Kelly at email Graham.Kelly@novogen.com or telephone +61 2 9476 0344.

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PLACEMENT ACCEPTANCE & CONFIRMATION OF REGISTRATION ADVICE

(page three)

2.	Declaration

We confirm our agreement to accept the allocation of shares and options set out above, confirm the allocation and registration details and understand our settlement obligations.

Signature:

Name:
(Print)

Title:	Date:

Form          of